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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2003

Commission File Number: 0-19298

VARSITY BRANDS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	22-2890400 (I.R.S. Employer Identification No.)
6745 Lenox Center Court, Suite 300, Memphis, TN 38115 (Address of principal executive offices) (Zip code)

(Registrant's telephone number, including area code) (901) 387-4300

N/A
(Former name, former address and former fiscal year, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

        On August 27, 2003, Varsity Brands, Inc. (the "Company") announced that in connection with the cash tender offer for all of its outstanding 10 1/2% Senior Notes due 2007 (the "Securities") and the related solicitation of consents to certain proposed amendments to the Indenture under which the Securities were issued, it was extending to 5:00 P.M., New York City time, on August 27, 2003, the "consent payment deadline." All conditions to consummation of the tender offer and consent solicitation continued to apply.

        The Company announced it would purchase outstanding Securities at a purchase price of $1,037.50 per $1,000 principal amount at maturity. The purchase price payment includes a consent fee paid only for Securities validly tendered prior to the consent payment deadline, which was extended to be 5:00 P.M., New York City time, on August 27, 2003. The consent fee was an amount equal to 0.25% of the principal amount of the Securities that are validly tendered by the consent payment deadline.

        On August 27, 2003, the Company issued a press release. A copy of the press release is annexed hereto as Exhibit 99.1 and is incorporated herein by reference.

        Subsequent press releases were issued on August 28 and 29, and September 2, 3, 4, 5, 8 and 9, in each case extending the consent payment deadline to 5:00 P.M., New York City time, on each of those days. A copy of each of these press releases are annexed hereto as Exhibits 99.2 through 99.9, and are incorporated herein by reference.

        On September 10, 2003 the Company announced that in connection with the cash tender offer for all of the Securities and the related solicitation of consents to certain proposed amendments to the Indenture under which the Securities were issued, it was extending to 5:00 P.M., New York City time, on September 10, 2003, the "consent payment deadline." The Company also increased the consent fee from 0.25% to 0.625% of the principal amount of the Securities that are validly tendered by the consent payment deadline.

        The Company announced that it would purchase outstanding Securities at a purchase price of $1,041.25 per $1,000 principal amount at maturity. The purchase price payment included a consent fee paid only for Securities validly tendered prior to the consent payment deadline, which was extended to 5:00 P.M., New York City time, on September 10, 2003. All conditions to consummation of the tender offer and consent solicitation would continue to apply.

        Holders who previously tendered their Securities were advised they need not take any further action as a result of this extension and such holders will receive the increased consent fee. Holders who have not previously tendered their Securities were advised that they may do so by following the directions in the letter of transmittal and consent previously sent to holders.

        On September 10, 2003, the Company issued a press release. A copy of the press release is annexed hereto as Exhibit 99.10 and is incorporated herein by reference.

        On September 11, 2003 the Company announced that in connection with its cash tender offer to purchase all of the Securities and the related consent solicitation, it had received the required consents to eliminate substantially all of the restrictive covenants of the indenture governing the Securities and to make certain other amendments, as further detailed in the Offer to Purchase and Consent Solicitation Statement dated August 12, 2003. The consent payment deadline with regard to Securities lapsed at 5:00 P.M., New York City time, on September 10, 2003.

        As a result of obtaining the required consents, the Company executed and delivered a supplemental indenture setting forth the amendments. The supplemental indenture provides that the amendments contained therein will only become operative when all validly tendered Securities are purchased pursuant to the tender offer. A copy of the supplemental indenture is annexed hereto as Exhibit 99.12 and is incorporated herein by reference.

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        The offer commenced on August 12, 2003 and will expire at 12:00 midnight, New York City time, on September 23, 2003, unless extended or earlier terminated. Payment for tendered Securities will be made in same day funds on the first business day following expiration of the offer, or as soon thereafter as practicable.

        Jefferies & Company, Inc. is acting as Dealer Manager and Information Agent for the offer. The Depositary is HSBC Bank USA.

        On September 11, 2003, the Company issued a press release. A copy of the press release is annexed hereto as Exhibit 99.11 and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits

(c)
The following are filed as Exhibits to this Current Report on Form 8-K:

99.1
Press release issued by the Company on August 27, 2003.

99.2
Press release issued by the Company on August 28, 2003.

99.3
Press release issued by the Company on August 29, 2003.

99.4
Press release issued by the Company on September 2, 2003.

99.5
Press release issued by the Company on September 3, 2003.

99.6
Press release issued by the Company on September 4, 2003.

99.7
Press release issued by the Company on September 5, 2003.

99.8
Press release issued by the Company on September 8, 2003.

99.9
Press release issued by the Company on September 9, 2003.

99.10
Press release issued by the Company on September 10, 2003.

99.11
Press release issued by the Company on September 11, 2003.

99.12
First Supplemental Indenture, dated as of September 10, 2003, by and among Varsity Brands, Inc., HSBC Bank USA, and the parties listed as guarantors therein.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VARSITY BRANDS, INC. (Registrant)
Date: September 16, 2003	By:	/s/ JOHN M. NICHOLS John M. Nichols Chief Financial Officer and Senior Vice President

INDEX TO EXHIBITS

Exhibits
99.1	Press release issued by the Company on August 27, 2003.
99.2	Press release issued by the Company on August 28, 2003.
99.3	Press release issued by the Company on August 29, 2003.
99.4	Press release issued by the Company on September 2, 2003.
99.5	Press release issued by the Company on September 3, 2003.
99.6	Press release issued by the Company on September 4, 2003.
99.7	Press release issued by the Company on September 5, 2003.
99.8	Press release issued by the Company on September 8, 2003.
99.9	Press release issued by the Company on September 9, 2003.
99.10	Press release issued by the Company on September 10, 2003.
99.11	Press release issued by the Company on September 11, 2003.
99.12	First Supplemental Indenture, dated as of September 10, 2003, by and among Varsity Brands, Inc., HSBC Bank USA, and the parties listed as guarantors therein.

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  Item 5. Other Events and Regulation FD Disclosure
  Item 7. Financial Statements and Exhibits
SIGNATURES
INDEX TO EXHIBITS